Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Invitel Holdings A/S

We consent to the incorporation by reference in the registration statements No. 333-115871-99, 333-54688-99, 333-81813-99, 333-29885-99 and No. 333-157907 on Form S-8 of Invitel Holdings A/S of our report dated March 19, 2007, except as to notes, 1(m), 1(q), 9, 10, and 17, and schedule I, which are as of February 29, 2008, with respect to the statements of operations and comprehensive income, stockholders’ equity, and cash flows of Hungarian Telephone and Cable Corp. and subsidiaries for the year ended December 31, 2006, and the related financial statement schedules I and II, which report appears in the December 31, 2008 annual report on Form 20-F of Invitel Holdings A/S.

Our report on the consolidated financial statements dated March 19, 2007 except as to notes 1(m), 1(q), 9, 10, and 17, and schedule I, which are as of February 29, 2008, refers to the adoption of Statement of Financial Accounting Standards 123 (revised 2004), Share-Based Payment.

KPMG Hungária Kft.

Budapest, Hungary

May 14, 2009